ITT EDUCATIONAL SERVICES, INC.

REPORTS 2005 SECOND QUARTER RESULTS,

EPS INCREASED 60 PERCENT

CARMEL, IN, July 28, 2005-- ITT Educational Services, Inc. (NYSE:ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that earnings per share in the second quarter of 2005 increased 60.0 percent to $0.48 compared to $0.30 in the second quarter of 2004. Revenue increased 11.8 percent in the second quarter of 2005 to $168.8 million compared to $150.9 million in the second quarter of 2004. Operating margin increased 580 basis points to 20.6 percent in the second quarter of 2005 compared to 14.8 percent in the same period of 2004. Operating income in the second quarter of 2004 was negatively affected by a charge of approximately $5.6 million that the company recorded for special legal and other investigation costs. Therefore, operating margin before special legal and other investigation costs increased 210 basis points in the second quarter of 2005 compared to the same period in 2004. The reconciliation to the company's consolidated statements of income for the financial measures in this paragraph that are not under generally accepted accounting principles is provided in the table below and on the company's website at www.ittesi.com.

New student enrollment in the second quarter of 2005 increased 3.1 percent to 10,576 compared to 10,261 in the second quarter of 2004. ITT/ESI reported that total student enrollment increased 7.0 percent to 41,419 as of June 30, 2005 compared to 38,709 as of June 30, 2004. Online course registrations increased 130.8 percent to 28,868 in the second quarter of 2005 compared to 12,506 in the same period of 2004. The numbers and percentages referenced above in this paragraph exclude international enrollments and enrollments at two institutes that ceased operations at the end of 2004.

On June 24, 2005, the company reported that the U.S. Attorney's Office for the Southern District of Texas ("USAO") advised the company in a letter that a multi-year nationwide investigation did not reveal evidence of wrongdoing by the company or its senior management to warrant continuing them as targets or subjects of the federal government's investigation. The company did not pay any fines or penalties in connection with this action.

Rene R. Champagne, Chairman and Chief Executive Officer of ITT/ESI, said of the USAO's action, "We are very pleased that the federal government's investigation reached this favorable conclusion with respect to ITT/ESI, its senior management and the ITT Technical Institutes. This outcome should provide great comfort to all our constituencies, including our students, alumni, regulators, accrediting agency, employees and shareholders, that we are committed to the highest standards of conduct by our employees. We will continue to focus on delivering a quality education and helping our students achieve their educational goals."

The company provided the following information for the three and six months ended June 30, 2005:

Financial and Operating Data For The Three Months Ended June 30th, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2005	2004	Increase/ (Decrease)

Revenue	$168.8	$150.9	11.8%

Special Legal and Other Investigation Costs	$0.0	$5.6	(100.0)%
Operating Income	$34.8	$22.3	56.4%
Operating Income Before Special Legal and Other Investigation Costs (A)	$34.8	$27.9	24.9%

Special Legal and Other Investigation Costs as a Percent of Revenue	0.0%	3.7%	(370) basis points
Operating Margin	20.6%	14.8%	580 basis points
Operating Margin Before Special Legal and Other Investigation Costs (A)	20.6%	18.5%	210 basis points

Special Legal and Other Investigation Costs Net of Tax	$0.0	$3.4	(100.0)%
Net Income	$22.4	$14.0	60.2%
Net Income Before Special Legal and Other Investigation Costs Net of Tax (A)	$22.4	$17.4	28.7%

Special Legal and Other Investigation Costs Per Share (fully diluted) Net of Tax	$0.0	$0.07	(100.0)%
Earnings Per Share (fully diluted)	$0.48	$0.30	60.0%
Earnings Per Share (fully diluted) Before Special Legal and Other Investigation Costs Per Share (fully diluted) Net of Tax (A)	$0.48	$0.37	29.7%

New Student Enrollment (B)	10,576	10,261	3.1%
Continuing Students (C)	30,843	28,448	8.4%
Total Student Enrollment as of June 30th (C)	41,419	38,709	7.0%
Online Course Registrations (D)	28,868	12,506	130.8%
Quarterly Persistence (Retention) Rate (E)	74.2%	74.8%	(60) basis points
Revenue Per Student (B)	$4,061	$3,952	2.8%
Cash and Cash Equivalents and Investments as of June 30th	$353.1	$285.0	23.9%
Bad Debt Expense as a Percent of Revenue	1.8%	1.6%	20 basis points
Days Sales Outstanding as of June 30th	7.4 days	6.8 days	0.6 days
Deferred Tuition Revenue as of June 30th	$140.3	$122.5	14.5%
Debt	$0	$0	--
Fully Diluted Shares of Common Stock Outstanding	47,134,000	46,770,000	--
Shares of Common Stock Repurchased	0	0	--
Land and Building Purchases	$10.2 (F)	$6.8 (G)	50.5%
Number of New Colleges Opened	1	0	--
Capital Expenditures, Net	$6.9	$6.9	--

Financial and Operating Results For The Six Months Ending June 30th, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2005	2004	Increase/ (Decrease)

Revenue	$328.9	$292.7	12.4%

Special Legal and Other Investigation Costs	$7.7	$15.3	(49.6)%
Operating Income	$57.9	$36.4	59.4%
Operating Income Before Special Legal and Other Investigation Costs (A)	$65.7	$51.7	27.1%

Special Legal and Other Investigation Costs as a Percent of Revenue	2.4%	5.2%	(280) basis points
Operating Margin	17.6%	12.4%	520 basis points
Operating Margin Before Special Legal and Other Investigation Costs (A)	20.0%	17.6%	240 basis points

Special Legal and Other Investigation Costs Net of Tax	$4.7	$9.3	(50.0)%
Net Income	$37.4	$23.0	62.7%
Net Income Before Special Legal and Other Investigation Costs Net of Tax (A)	$42.1	$32.3	30.2%

Special Legal and Other Investigation Costs Per Share (fully diluted) Net of Tax	$0.10	$0.20	(50.0)%
Earnings Per Share (fully diluted)	$0.79	$0.49	61.2%
Earnings Per Share (fully diluted) Before Special Legal and Other Investigation Costs Per Share (fully diluted) Net of Tax (A)	$0.89	$0.69	29.0%

New Student Enrollment (H)	20,400	19,514	4.5%
Shares of Common Stock Repurchased	0	0	--
Land and Building Purchases	$19.8 (I)	$6.8 (G)	191.5%
Capital Expenditures, net	$10.0	$10.0	--

__________________

(A) Given the large amount of legal and other investigation costs accrued in connection with the U.S. Department of Justice ("DOJ") investigation of the company, the U.S. Securities and Exchange Commission ("SEC") inquiry into the matters being investigated by the DOJ, and the securities class action, shareholder derivative and books and records inspection lawsuits filed against the company, as described in the company's 2005 first quarter report on Form 10-Q which was filed with the SEC on April 26, 2005 (collectively, the "Actions"), the company's management believes that the company's performance results without these additional costs is a useful measure for management and might be a useful supplement for investors in comparing the company's performance absent the legal and other investigation costs associated with the Actions. Although legal and other investigation costs are a regular expense of the company, the level of legal and other investigation costs facing the company as a result of the Actions is much larger than the company has previously experienced, and the company hopes that legal and other investigation costs at this level will not occur in the future. In evaluating the company's performance, the company's management uses the following measurements that are not under generally accepted accounting principles ("GAAP") and are, therefore, non-GAAP financial measures. Although the non-GAAP financial measures exclude cash cost to the company, management compensates for this by also using the GAAP measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the measures prepared in accordance with GAAP.

(1) The company believes that Operating Income Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company's Operating Income without the Special Legal and Other Investigation Costs for the three and six months ended June 30, 2005 with the Operating Income without the Special Legal and Other Investigation Costs for the corresponding periods in 2004. Operating Income Before Special Legal and Other Investigation Costs can be reconciled to Operating Income as shown in the two lines of the table immediately preceding this entry.

(2) The company believes that Operating Margin Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company's Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the three and six months ended June 30, 2005 with the Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the corresponding periods in 2004. Operating Margin Before Special Legal and Other Investigation Costs can be reconciled to Operating Margin as shown in the two lines of the table immediately preceding this entry.

(3) The company believes that Net Income Before Special Legal and Other Investigation Costs Net of Tax provides useful information to management and investors by improving their ability to compare the company's Net Income without the Special Legal and Other Investigation Costs Net of Tax for the three and six months ended June 30, 2005 with the Net Income without the Special Legal and Other Investigation Costs Net of Tax for the corresponding periods in 2004. The company's effective tax rate was 39.5 percent for the three and six months ended June 30, 2005 compared to 39.0 percent for the same periods in 2004. Net Income Before Special Legal and Other Investigation Costs Net of Tax can be reconciled to Net Income as shown in the two lines of the table immediately preceding this entry.

(4) The company believes that Earnings Per Share (fully diluted) Before Special Legal and Other Investigation Costs Per Share (fully diluted) Net of Tax provides useful information to management and investors by improving their ability to compare the company's Earnings Per Share (fully diluted) without the Special Legal and Other Investigation Costs Per Share (fully diluted) Net of Tax for the three and six months ended June 30, 2005 with the Earnings Per Share (fully diluted) without the Special Legal and Other Investigation Costs Per Share (fully diluted) Net of Tax for the corresponding periods in 2004. Earnings Per Share (fully diluted) Before Special Legal and Other Investigation Costs Per Share (fully diluted) Net of Tax can be reconciled to Earnings Per Share (fully diluted) as shown in the two lines of the table immediately preceding this entry.

(B) Excludes international enrollments.

(C) Excludes international enrollments and enrollments at the two ITT Technical Institutes that ceased operations at the end of 2004. As of June 30, 2004, the combined total student enrollment at those two colleges that ceased operations was 101.

(D) Represents the number of online courses that students were registered to take. Excludes any online courses that the company's international enrollments may have been registered to take.

(E) Represents the number of Continuing Students in the quarter, divided by the Total Student Enrollment as of the end of the immediately preceding quarter.

(F) Represents the facilities of one of the company's colleges, one parcel of real estate on which the company intends to build facilities for one of the company's colleges and construction costs associated with building the facilities of four of the company's colleges.

(G) Represents two parcels of real estate on which the company built two facilities for two of the company's colleges, and the facilities of one of the company's colleges.

(H) Excludes international enrollments and enrollments at the two ITT Technical Institutes that ceased operations at the end of 2004. In the six months ended June 30, 2004, there were two new student enrollments.

(I) Represents the facilities of two of the company's colleges, one parcel of real estate on which the company intends to build facilities for one of the company's colleges and construction costs associated with building the facilities of one of the company's colleges.

Champagne said, "Our financial performance in the second quarter of 2005 was strong and in line with our internal goals. Total student enrollment in the second quarter of 2005 increased at a rate consistent with our historical average. In the second quarter of 2004, new student enrollment increased 18.4 percent and total student enrollment increased 16.8 percent compared to the same period in 2003, so we were up against fairly tough comparisons. Our advertising expenditures increased 17.1 percent in the second quarter of 2005, primarily due to increased lead costs and incremental advertising associated with opening new schools and introducing new programs of study. We continue to implement our 10-Point Growth Plan, which we believe should position the company well for sustained growth in 2006."

Kevin M. Modany, president and chief operating officer of ITT/ESI, stated, "During the second quarter, we opened our 79th ITT Technical Institute in Warrensville Heights (Cleveland), Ohio. We also began teaching classes at two new learning sites in the second quarter: one in Las Vegas, NV; and the other in Aurora (Denver), CO. We believe that we may be able to open up to three additional colleges and commence classes at up to two additional learning sites in the second half of 2005, subject to obtaining all of the requisite regulatory approvals."

Modany continued, "As of June 30, 2005, bachelor degree programs represented 22.0 percent of our total student enrollment compared to 11.0 percent as of June 30, 2004. Business and criminal justice programs represented 9.0 percent of our total student enrollment as of June 30, 2005 compared to 2.0 percent at the same point in 2004."

Daniel M. Fitzpatrick, senior vice president and chief financial officer of ITT/ESI, said, "We had strong financial results in both the second quarter and first six months of 2005. Our cash and cash equivalents and investments on June 30, 2005 increased 23.9 percent to $353.1 million compared to $285.0 million as of June 30, 2004. In the second quarter, we purchased the facilities of one college for $7.4 million, purchased for $1.2 million a parcel of land on which we intend to build the facilities of another college, and spent $1.5 million in construction costs associated with building the facilities of four other colleges. Capital expenditures in the second quarter were $6.9 million, excluding real estate purchases and construction costs. As of June 30, 2005, we had approximately $8.4 million remaining of our $32.9 million reserve for special legal and other investigation costs, which relate to the DOJ investigation of us, the SEC inquiry into the matters being investigated by the DOJ, and the securities class action, shareholder derivative and books and records inspection lawsuits filed against the company. As of June 30, 2005, we had been billed for approximately $24.5 million of legal and non-legal costs related to those matters."

Fitzpatrick continued, "During the second quarter of 2005, the increase in operating margin was primarily a result of the expanded use of our hybrid delivery model, which was a major contributor to the 320 basis point reduction in the cost of educational services. We don't believe that operating margin will continue to increase at the same rate in the second half of 2005 due to our plan to open up to five new colleges in the calendar year. Bad debt expense in the second quarter of 2005 increased 20 basis points to 1.8 percent compared to 1.6 percent in the second quarter of 2004. Days sales outstanding increased 0.6 days to 7.4 days on June 30, 2005 compared to 6.8 days on the same date in 2004."

ITT Educational Services, Inc. operates 79 ITT Technical Institutes in 31 states. The ITT/ESI education system offers programs at the associate, bachelor and master degree levels in five schools of study: School of Information Technology, School of Electronics Technology, School of Drafting and Design, School of Criminal Justice and School of Business.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of the institutes; the company's ability to implement its growth strategies; receptivity of students and employers to the company's existing program offerings and new curricula; loss of lender access by the company's students for student loans; the results of the U.S. Securities and Exchange Commission's inquiry into the allegations regarding the company that were being investigated by the federal grand jury which could result in the restatement of the company's financial statements, monetary fines or penalties or other sanctions that could materially adversely affect the company's financial condition and results of operations; the results of the securities class action and shareholder derivative lawsuits filed against the company which, if adversely determined, could have a material adverse effect on the company's financial condition and results of operations; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:

Martin Grossman
Senior Vice President
(317) 706-9207

Nancy Brown
Director Corporate Relations
(317) 706-9260

WEB SITE:

www.ittesi.com

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2005	2004	2005	2004

Revenue	$ 168,782	$ 150,931	$ 328,935	$ 292,661

Costs and Expenses
Cost of educational services	81,795	78,010	161,916	154,503
Student services and administrative expenses	52,165	45,045	101,359	86,494
Special legal and other investigation costs	--	5,606	7,712	15,306
Total costs and expenses	133,960	128,661	270,987	256,303

Operating income	34,822	22,270	57,948	36,358

Interest income, net	2,205	648	3,919	1,357

Income before income taxes	37,027	22,918	61,867	37,715

Income taxes	14,626	8,938	24,438	14,709

Net income	$ 22,401	$ 13,980	$ 37,429	$ 23,006

Earnings per share:
Basic	$ 0.49	$ 0.31	$ 0.81	$ 0.50
Diluted	$ 0.48	$ 0.30	$ 0.79	$ 0.49

Supplemental Data:
Cost of educational services	48.5%	51.7%	49.2%	52.8%
Student services and administrative expenses	30.9%	29.8%	30.8%	29.6%
Special legal and other investigation costs	--	3.7%	2.4%	5.2%
Operating margin	20.6%	14.8%	17.6%	12.4%
Student enrollment at end of period	41,419	38,709	41,419	38,709
Technical institutes at end of period	79	75	79	75
Shares for earnings per share calculation:
Basic	46,181	45,726	46,134	45,667
Diluted	47,134	46,770	47,107	46,767

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	(unaudited)		(unaudited)
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$ 22,401	$ 13,980	$ 37,429	$ 23,006
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,442	4,921	8,738	9,788
Provision for doubtful accounts	3,028	2,400	5,899	4,901
Deferred income taxes	1,184	2,169	(2,420)	(1,753)
Changes in operating assets and liabilities:
Short-term investments (a)	-	13,161	-	11,343
Accounts receivable	(3,965)	(5,201)	(9,191)	(6,823)
Prepaids and other assets	352	64	(9,130)	(3,424)
Direct marketing costs	(888)	(947)	(1,784)	(2,082)
Accounts payable and accrued liabilities	58	19,949	5,724	22,714
Deferred revenue	(10,317)	(5,164)	(16,446)	(7,843)
Net cash flows from operating activities	16,295	45,332	18,819	49,827

Cash flows from investing activities:
Facility expenditures and land purchases	(10,232)	(6,798)	(19,816)	(6,798)
Capital expenditures, net	(6,859)	(6,927)	(10,005)	(9,951)
Proceeds from sales and maturities of investments (a)	116,331	385,447	310,078	626,433
Purchase of investments (a)	(106,375)	(422,698)	(286,934)	(702,131)
Net cash flows from investing activities	(7,135)	(50,976)	(6,677)	(92,447)

Cash flows from financing activities:
Exercise of stock options	2,548	555	7,558	9,049
Net cash flows from financing activities	2,548	555	7,558	9,049

Net change in cash, cash equivalents and restricted cash	11,708	(5,089)	19,700	(33,571)

Cash, cash equivalents and restricted cash at beginning of period	25,575	23,056	17,583	51,538

Cash, cash equivalents and restricted cash at end of period	$ 37,283	$ 17,967	$ 37,283	$ 17,967

(a) Certain cash equivalents and short-term investments reclassifications have been made to the 2004 financial statements to conform to the 2005 presentation. The reclassifications had no impact on our total current assets or total consolidated results.

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

		As of
	June 30, 2005	December 31, 2004	June 30, 2004
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents (a)	$ 37,283	$ 9,389	$ 17,967
Restricted cash	--	8,194	--
Short-term investments (a)	312,734	332,570	248,482
Accounts receivable, net	13,722	10,430	11,320
Deferred and prepaid income tax	6,746	6,587	4,399
Prepaids and other current assets	14,966	5,611	6,910
Total current assets	385,451	372,781	289,078
Property and equipment, net	119,829	98,746	88,464
Direct marketing costs	16,497	14,713	12,926
Investments	3,055	6,363	18,509
Other assets	561	786	959
Total assets	$ 525,393	$ 493,389	$ 409,936

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$ 39,688	$ 33,769	$ 59,347
Accrued compensation and benefits	12,534	16,122	14,623
Other accrued liabilities	25,941	26,418	20,838
Deferred revenue	140,346	156,792	122,521
Total current liabilities	218,509	233,101	217,329
Deferred income tax	10,580	12,842	4,431
Minimum pension liability	9,101	9,101	7,012
Other liabilities	7,121	3,271	2,985
Total liabilities	245,311	258,315	231,757

Shareholders' equity
Preferred stock, $.01 par value,
5,000,000 shares authorized, none
issued or outstanding	--	--	--
Common stock, $.01 par value, 300,000,000
shares authorized, 54,068,904 issued	540	540	540
and outstanding
Capital surplus	62,914	59,657	57,332
Retained earnings	330,325	293,910	242,303
Accumulated other comprehensive loss	(5,532)	(5,532)	(4,263)
Treasury stock, 7,822,422, 8,074,919
and 8,331,843 shares at cost	(108,165)	(113,501)	(117,733)
Total shareholders' equity	280,082	235,074	178,179
Total liabilities and shareholders' equity	$ 525,393	$ 493,389	$ 409,936

(a) Certain cash equivalents and short-term investments reclassifications have been made to the 2004 financial statements to conform to the 2005 presentation. The reclassifications had no impact on our total current assets or total consolidated results.